EXHIBIT 99.1

The #1 Airborne Healthcare Company

Air Methods Reports 3Q2007 Results and 4Q2007 Update
Quarterly Revenue Increases 12%; Fully-Diluted EPS Increases to $0.89 per Share

DENVER, CO., November 8, 2007 -- Air Methods Corporation (NasdaqGS: AIRM) reported results for the quarter ended September 30, 2007.  Revenue increased 12% to $101.5 million from $90.5 million in the year-ago quarter.  For the nine-month period, revenue increased 13% to $273.7 million, up from $242.0 million in the prior-year nine-month period.

For the quarter, net income increased 17% to $11.2 million, or $0.89 per diluted share, as compared with prior-year quarter net income of $9.6 million, or $0.78 per diluted share.  Net income for the nine-month period was $22.7 million, or $1.82 per diluted share, compared to $16.0 million, or $1.30 per diluted share for the prior-year nine-month period.  The current-year quarter includes a $1.2 million pre-tax net gain on disposition of assets, offset by a $0.8 million loss on early extinguishment of debt.  Net of income taxes, the gain on disposition less the loss on early extinguishment of debt increased net income by approximately $0.3 million or $0.02 per diluted share.  The prior-year quarter included a $1.4 million gain from a litigation settlement.  Net of income taxes, the litigation settlement gain increased prior-year quarter net income by approximately $0.8 million or $0.07 per diluted share.

The third quarter 2007 financial results do not reflect any operations of FSS Airholdings, Inc., the parent company of CJ Systems Aviation Group, Inc. (CJ), since the acquisition was not completed until October 1, 2007.

Third Quarter Highlights

Community-Based Services:  Revenue from community-based services increased 12% to $69.3 million, and segment net income increased 10% to $20.5 million during the third quarter, as compared with segment net income of $18.6 million in the prior-year quarter.  The increase in segment net income was partly attributed to decreases in maintenance expense as compared with the prior-year quarter.  Maintenance expense decreased 3% or $183,000, even though flight volume increased by 14%.  This decrease was attributed to fewer maintenance events related to older models of aircraft than during the 2006 period.  Community-based transports completed during the third quarter were 10,466 as compared with 9,187 in the prior-year quarter, a 14% increase.  Community-based transports for bases in operation greater than one year (Same-Base Transports) increased slightly by 16 transports, while weather cancellations for bases in operation greater than one year decreased by 253 transports or 11%.  The increase in transports did not correspond to the decrease in weather cancellations primarily due to shifting of transports to newly-opened bases in adjacent locations.  Net reimbursement per transport of $6,519 in the current-year quarter compares with $6,716 and $6,330 in the prior-year quarter and the second quarter of 2007, respectively.

Hospital-Based Services:  Revenue from hospital-based services increased by 6% to $29.4 million, while segment net income increased to $2.0 million in the current-year quarter from a loss of $0.1 million during the prior-year third quarter.  The increase in revenue is primarily attributed to annual price increases and a 6.2% increase in flight volume.  The net increase in segment earnings is primarily attributed to a decrease in maintenance expense.  Maintenance expense for the quarter decreased by $1.1 million, or 12%, despite the increase in flight volume, attributed to the same factors mentioned above.

Products Division:  Revenue, including revenue generated from internal projects, increased 12% to $7.8 million, while segment net income increased 18% to $1.8 million from $1.5 million during the third quarter as compared with the prior-year quarter.  The majority of the current year quarterly revenue (63%) and segment net income (62%) related to internal projects and has been eliminated in the consolidated financial results.

The Company also provided an update on October 2007 flight volume.  Total community-based transports of 3,793 during October 2007 compared with 2,971 during October 2006.  Of the October 2007 transports, 631 are from community bases added as a result of our acquisition of CJ.  Same-Base Transports, which exclude CJ bases and other new locations, during the month of October decreased 151 transports, while weather cancellations for these same bases increased by 129 transports.

Aaron Todd, Chief Executive Officer, stated, “We are pleased to have shown healthy growth in both top line and bottom line performance during the quarter, especially since the prior-year third quarter was an exceptionally strong quarter for us.  Continued strength in net reimbursement rates, moderation of maintenance expense, and consistent Same-Base Transports for community-based services have all contributed to this growth in earnings.  Days’ sales outstanding in receivables for community-based services reflect a decrease from 117 days as of September 30, 2006 to 107 days of September 30, 2007.  The reduction in days’ sales outstanding, combined with the strength of our operating results, resulted in $31.8 million in net cash provided by operating activities for the nine months ended September 30, 2007.  Long-term debt less cash decreased by $20.7 million during the same nine-month period, as well.   We are well on our way to achieving our beginning of the year objective of growing earnings per share by greater than 20%.”

The Company will discuss these results in a conference call scheduled today at 9:00 a.m. Eastern. Interested parties can access the call by dialing (888) 396-5640 (domestic) or (706) 643-0580 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 19673272, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is a leader in emergency air medical transportation and medical services. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 330 helicopters and fixed wing aircraft.

 Forward Looking Statements: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the integration of CJ into our existing operations, the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413 or Joe Dorame at Lytham Partners, LLC at (602) 889-9700.  Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.

---FINANCIAL STATEMENTS ATTACHED---

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(Amounts in thousands)

	September 30, 2007	December 31, 2006

ASSETS

Current assets:
Cash and cash equivalents	$10,477	4,219
Receivables, net	114,785	107,755
Other current assets	37,296	27,887

Total current assets	162,558	139,861

Property and equipment	97,241	95,575
Other assets, net	17,142	14,721

Total assets	$276,941	250,157

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to assets held for sale	$15,540	9,560
Current portion of indebtedness	12,448	9,963
Accounts payable, accrued expenses and other	37,927	28,306

Total current liabilities	65,915	47,829

Long-term indebtedness	45,370	62,346
Other non-current liabilities	31,529	32,668

Total liabilities	142,814	142,843

Total stockholders' equity	134,127	107,314

Total liabilities and stockholders' equity	$276,941	250,157

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2007	2006	2007	2006

Revenue:
Flight operations	$98,587	88,949	267,443	237,410
Product operations	2,962	1,571	6,297	4,616
Total revenue	101,549	90,520	273,740	242,026

Expenses:
Operating expenses	66,151	61,219	185,561	174,196
General and administrative	12,861	10,341	37,579	30,189
Loss (gain) on disposition of assets, net	(1,201)	16	(1,546)	(546)
Litigation settlement	--	(1,417)	--	(1,417)
Depreciation and amortization	3,395	3,239	10,285	9,604
	81,206	73,398	231,879	212,026

Operating income	20,343	17,122	41,861	30,000

Interest expense	(1,169)	(1,522)	(3,909)	(4,348)
Loss on early extinguishment of debt	(757)	--	(757)	--
Other, net	612	452	1,558	1,192

Income before income taxes	19,029	16,052	38,753	26,844

Income tax expense	(7,838)	(6,446)	(16,039)	(10,845)

Net income	$11,191	9,606	22,714	15,999

Income per common share:
Basic	$0.94	0.82	1.91	1.36
Diluted	$0.89	0.78	1.82	1.30

Weighted average common shares outstanding:
Basic	11,954,332	11,774,700	11,906,211	11,724,182
Diluted	12,542,816	12,275,968	12,448,801	12,291,559